FILED PURSUANT TO RULE 424(B)(3)

FILE NO. 333-238180

DIGITAL MEDIA SOLUTIONS, INC. (F/K/A LEO HOLDINGS CORP.)

SUPPLEMENT NO. 2

TO

PROXY STATEMENT/PROSPECTUS DATED JUNE 24, 2020

THE DATE OF THIS SUPPLEMENT IS JULY 16, 2020

This prospectus supplement (this “Supplement No. 2”) is part of the proxy statement/prospectus of Digital Media Solutions, Inc., f/k/a Leo Holdings Corp. (the “Company”), dated June 24, 2020, as supplemented by Supplement No. 1, dated July 2, 2020 (the “Prospectus”). This Supplement No. 2 supplements, modifies or supersedes certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement No. 2. Except to the extent that the information in this Supplement No. 2 modifies or supersedes the information contained in the Prospectus, this Supplement No. 2 should be read, and will be delivered, with the Prospectus. This Supplement No. 2 is not complete without, and may not be utilized except in connection with, the Prospectus.

The purpose of this Supplement No. 2 is to update and supplement the information in the Prospectus with the information contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 16, 2020, which is attached hereto.

The Prospectus provides stockholders of the Company with detailed information about the Company. We encourage you to read the entire Prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors ” beginning on page 39 of the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 15, 2020

Digital Media Solutions, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-38393	98-1399727
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 140th Avenue N., Suite 101 Clearwater, Florida		33762
(Address of principal executive offices)		(Zip Code)

(877) 236-8632

(Registrant’s telephone number, including area code)

Leo Holdings Corp.

21 Grosvenor Place

London, SW1X 7HF, United Kingdom

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	DMS	New York Stock Exchange
Redeemable warrants to acquire Class A common stock	DMS WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.03 Material Modification to Rights of Security Holders.

Effective July 15, 2020, Leo Holdings Corp. changed its jurisdiction of incorporation from the Cayman Islands (“Leo Cayman”) to the State of Delaware (the “Domestication”). In connection with the Domestication, Leo changed its name to “Digital Media Solutions, Inc.,” which we refer to herein as “New DMS.” Leo discontinued its existence as a Cayman Islands exempted company as provided under the Cayman Islands Companies Law (2020 Revision) and, pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), continued its existence under the DGCL as a corporation incorporated in the State of Delaware.

In connection with the Domestication, each issued and outstanding Class A ordinary shares, par value $0.0001 per share, of Leo (the “Class A ordinary shares”) and each issued and outstanding Class B ordinary share, par value $0.0001 per share, of Leo (the “Class B ordinary shares”) has become, by operation of law, one share of Class A common stock, par value $0.0001 per share, of New DMS (the “New DMS Class A Common Stock”), as described in Item 8.01 below.

Upon effectiveness of the Domestication, New DMS’s CUSIP numbers relating to its Class A common stock and warrants changed to 25401G 106 and 25401G 114, respectively. The New DMS Class A Common Stock and New DMS’s warrants will be listed on the NYSE under the symbols “DMS” and “DMS WS,” respectively.

The rights of holders of New DMS’s common stock are now governed by its Delaware certificate of incorporation (the “Charter”), its Delaware bylaws (the “Bylaws”) and the DGCL, which contain provisions that differ in certain respects from shareholders’ rights under the laws of the Cayman Islands and Leo’s Memorandum and Articles of Association, which were in effect prior to the Domestication. The general effect of the changes to the rights of New DMS’s stockholders are described under the sections entitled “Description of New DMS Securities,” “U.S. Federal Income Tax Considerations” and “Comparison of Corporate Governance and Shareholder Rights” in Leo’s definitive proxy statement/prospectus, which was filed with the Securities and Exchange Commission pursuant to Rule 424(b)(3) on June 24, 2020 (the “Final Proxy Statement/Prospectus”) and formed part of Leo’s registration statement on Form S-4, which was originally filed with the Securities and Exchange Commission on May 11, 202020 (Registration No. 333-238180).

The sections of the Final Proxy Statement/Prospectus listed above are hereby incorporated by reference into this Current Report on Form 8-K. Furthermore, copies of the Charter and Bylaws are included as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are hereby incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure set forth in Item 3.03 above is hereby incorporated into this Item 5.03 by reference.

Item 8.01 Other Events.

In accordance with Rule 12g-3(a) under the Securities Exchange Act of 1934 (the “Exchange Act”), the shares of common stock and warrants of New DMS, as the successor to Leo, are deemed to be registered under Section 12(b) of the Exchange Act.

In connection with the Domestication, (1) the issued and outstanding Class A ordinary shares converted automatically by operation of law, on a one-for-one basis, into shares of New DMS Class A Common Stock; (2) the issued and outstanding redeemable warrants that were registered pursuant to the Registration Statement on Form S-1 (333-222599) of Leo became automatically redeemable warrants to acquire shares of New DMS Class A Common Stock (no other changes were made to the terms of any issued and outstanding public warrants of Leo as a result of the Domestication); (3) each issued and outstanding unit of Leo that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, was cancelled and entitled the holder thereof to one share of New DMS Class A Common Stock and one-half of one redeemable warrant to acquire one share of New DMS Class A Common Stock; (4) each issued and outstanding Class B ordinary share converted automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of New DMS Class A Common Stock; and (5) the issued and outstanding warrants of Leo issued in a private placement automatically became warrants to acquire shares of New DMS Class A Common Stock (no other changes were made to the terms of any issued and outstanding private placement warrants of Leo as a result of the Domestication).

Consequently, each holder of a Class A ordinary share, Class B ordinary share or warrant immediately prior to the Domestication now holds a share of Class A common stock or warrant representing the same proportional equity interest in New DMS as that shareholder held in Leo and representing the same class of security.

It is not necessary for stockholders to exchange their existing Leo share certificates for new stock certificates of New DMS. Holders of uncertificated shares of Leo immediately prior to the Domestication continued as holders of uncertificated common stock of New DMS upon effectiveness of the Domestication.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Description

3.1	Certificate of Incorporation of Digital Media Solutions, Inc.

3.2	Bylaws of Digital Media Solutions, Inc.

4.1	Form of Specimen Class A Common Stock Certificate of Digital Media Solutions, Inc.

4.2	Form of Specimen Warrant Certificate of Digital Media Solutions, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 16, 2020

Digital Media Solutions, Inc.

/s/ Joseph Marinucci
Name: Joseph Marinucci
Title: Chief Executive Officer

Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

DIGITAL MEDIA SOLUTIONS, INC.

FIRST: The name of the corporation is Digital Media Solutions, Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”). The Corporation is being incorporated in connection with the domestication of Leo Holdings Corp, a Cayman Islands exempted company (“Leo Cayman”), as a Delaware corporation (the “Domestication”), and this Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of Leo Cayman.

FOURTH:

A. Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 700,000,000, consisting of (i) 500,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) 60,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), (iii) 40,000,000 shares of Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”), and (iv) 100,000,000 shares shall be Preferred Stock of the par value of $0.0001 per share (the “Preferred Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding or, in the case of Class A Common Stock, necessary for issuance upon conversion of outstanding shares of Class B Common Stock or Class C Common Stock or upon exchange of DMSH Common Units (as defined below) and corresponding shares of Class B Common Stock) by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) (a “Preferred Stock Designation”)). Upon the effectiveness of the Domestication and this Certificate of Incorporation, each Class A ordinary share, par value $0.0001 per share, of Leo Cayman and each Class B ordinary share, par value $0.0001 per share, of Leo Cayman that are outstanding immediately prior to the effectiveness of the Domestication and this Certificate of Incorporation will, for all purposes, be deemed to be one issued and outstanding, fully paid and non-assessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof.

B. Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(i) Voting Rights. Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Certificate of Incorporation:

(1) Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder. The holders of shares of Class A Common Stock shall not have cumulative voting rights.

(2) Each holder of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder. The holders of shares of Class B Common Stock shall not have cumulative voting rights.

(3) Each holder of Class C Common Stock shall be entitled to one (1) vote for each share of Class C Common Stock held of record by such holder. The holders of shares of Class C Common Stock shall not have cumulative voting rights.

(4) Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(5) In addition to any other vote required in this Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall each be entitled to vote separately as a class only with respect to amendments to this Certificate of Incorporation that increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

(6) Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(ii) Dividends and Distributions.

(1) Subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class A Common Stock shall be entitled to receive ratably, in proportion to the number of shares of Class A Common Stock held by them, such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the board of directors of the Corporation (the “Board of Directors”) from time to time out of assets or funds of the Corporation legally available therefor. Except as provided in Clause (B)(iv) of this Article FOURTH, dividends and other distributions shall not be declared or paid on the Class B Common Stock.

(2) Subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class C Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, the dividends and other distributions in cash, stock or property of the Corporation payable or to be made on outstanding shares of Class A Common Stock that would have been payable on the shares of Class C Common Stock if each such share of Class C Common Stock had been converted into a fraction of a share of Class A Common Stock equal to the Conversion Ratio immediately prior to the record date for such dividend or distribution. The holders of shares of Class C Common Stock shall be entitled to receive, on a pari passu basis with the holders of the Class A Common Stock, such dividend or other distribution on the Class A Common Stock when, as and if declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

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(iii) Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, after payments to creditors of the Corporation that may at the time be outstanding, and subject to the rights of any holders of Preferred Stock that may then be outstanding, holders of shares of Class A Common Stock and Class C Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, all remaining assets and funds of the Corporation available for distribution; provided, however, that, for purposes of any such distribution, each share of Class C Common Stock shall be entitled to receive the same distribution as would have been payable if such share of Class C Common Stock had been converted into a fraction of a share of Class A Common Stock equal to the Conversion Ratio immediately prior to the record date for such distribution. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(iv) Reclassification. Except as set forth in Clause (B)(vi) of this Article FOURTH, none of the Class A Common Stock, Class B Common Stock or Class C Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of Common Stock and the DMSH Membership Interests (as defined below) are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

(v) Exchange. The holder of each membership interest (“DMSH Membership Interest”) of Digital Media Solutions Holdings, LLC, a Delaware limited liability company (“DMSH”), designated as a “Common Unit” (a “DMSH Common Unit” and such holder, a “DMSH Member”), other than the Corporation, shall, pursuant to the terms and subject to the conditions of the second amended and restated limited liability company agreement of DMSH (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “DMSH LLC Agreement”), have the right (the “Redemption Right”) to redeem each such DMSH Common Unit for the applicable Cash Amount (as defined in the DMSH LLC Agreement), subject to the Corporation’s right, in its sole and absolute discretion, to elect to acquire some or all of such DMSH Common Units that such DMSH Member has tendered for redemption for a number of shares of Class A Common Stock, an amount of cash or a combination of both (the “Exchange Option”), in the case of each of the Redemption Right and the Exchange Option, on and subject to the terms and conditions set forth in this Certificate of Incorporation and in the DMSH LLC Agreement.

(1) In connection with the Corporation’s exercise of the Exchange Option under the DMSH LLC Agreement, the Corporation shall issue to such DMSH Member a number of shares of Class A Common Stock as determined by the terms and provisions of the DMSH LLC Agreement in exchange for the DMSH Common Units that have been tendered by such DMSH Member in its exercise of the Redemption Right and that the Corporation has elected to acquire pursuant to the Exchange Option, subject, at all times, to the Corporation’s right, in accordance with the terms and provisions of DMSH LLC Agreement, to elect to deliver cash in lieu of issuing shares of Class A Common Stock, or to elect to deliver a combination of shares of Class A Common Stock and cash, with the form and allocation of consideration determined by the Corporation in its sole discretion and in accordance with the DMSH LLC Agreement. No fractional shares of Class A Common Stock shall be issued upon the Corporation’s exercise of the Exchange Option. In lieu of any fractional shares to which the DMSH Member would otherwise be entitled, the Corporation shall pay to the DMSH Member cash equal to the value of the fractional shares of Class A Common Stock (as determined in accordance with the DMSH LLC Agreement).

(2) Concurrently with any redemption of DMSH Common Units pursuant to the Redemption Right or exchange of DMSH Common Units pursuant to the Exchange Option, a number of shares of Class B Common Stock held by such DMSH Member equal to (a) if prior to the Effective Time (as defined below), the number of DMSH Common Units redeemed or exchanged multiplied by one (1) or (b) if after the Effective Time, the number of DMSH Common Units redeemed or exchanged, in each case shall be automatically, without further action by such DMSH Member or the Corporation, transferred to the Corporation for no consideration and shall be retired and resume the status of authorized and unissued shares of Class B Common Stock, and all rights of such DMSH Member with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate.

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(3) Such number of shares of Class A Common Stock as may from time to time be required for exchange pursuant to the terms of Clause (B)(v)(1) of this Article FOURTH shall be reserved for issuance upon exchange of outstanding DMSH Common Units.

(vi) Transfers.

(1) Without limiting any DMSH Member’s ability to effect an exchange of DMSH Common Units in compliance with Clause (B)(v) of this Article FOURTH, no holder of Class B Common Stock shall be permitted to consummate a sale, pledge, conveyance, hypothecation, assignment or other transfer (“Transfer”) of Class B Common Stock other than as part of a concurrent Transfer of (a) if prior to the Effective Time (as defined below), a number of DMSH Common Units equal to the number of shares of Class B Common Stock being so Transferred multiplied by a fraction, the numerator of which is one (1) and the denominator of which is one (1) (such fraction, the “Conversion Ratio”) or (b) if after the Effective Time, an equal number of DMSH Common Units, in each case made to the same transferee in compliance with the restrictions on transfer contained in the DMSH LLC Agreement (for the avoidance of doubt, whether pursuant to a Permitted Transfer (as defined in the DMSH LLC Agreement) or with the consent of the managing member of DMSH). Any purported Transfer of Class B Common Stock not in accordance with the terms of this Clause (B)(vi) of this Article FOURTH shall be void ab initio.

(2) The Corporation may, as a condition to the Transfer or the registration of Transfer of shares of Class B Common Stock, require the furnishing of such affidavits or other proof as it deems necessary to establish whether such Transfer is permitted pursuant to the terms of Clause (B)(vi)(1) of this Article FOURTH.

(vii) Adjustments to Relevant Securities. In the event of any split or reverse split of any of the Relevant Securities (as defined below), or a distribution of any Relevant Securities to the holders of such Relevant Securities, unless a similar transaction is effected with respect to the other types of Relevant Securities, references herein to a number of shares or units of any type of Relevant Securities, or a ratio of one type of Relevant Securities to another, shall be deemed adjusted as appropriate to reflect such split, reverse split or distribution. For example, if there is a one-for-two reverse split of DMSH Common Units, but no similar reverse split of shares of Class B Common Stock, and a holder of DMSH Common Units and shares of Class B Common Stock subsequently tenders DMSH Common Units for redemption pursuant to the Redemption Right or the Exchange Option, then the number of such holder’s shares of Class B Common Stock that will be automatically transferred to the Corporation and retired pursuant to Clause (B)(v)(2) of this Article FOURTH will be equal to twice the number of DMSH Common Units tendered for redemption. “Relevant Securities” means Class A Common Stock, Class B Common Stock, Class C Common Stock and DMSH Common Units.

(viii) Retirement of Class B Common Stock. In the event that (1) any DMSH Membership Interest is consolidated or otherwise cancelled or retired or (2) any outstanding share of Class B Common Stock held by a holder of a corresponding DMSH Membership Interest otherwise shall cease to be held by such holder, in each case, whether as a result of exchange, reclassification, redemption or otherwise, then the corresponding share(s) of Class B Common Stock (which, for the avoidance of doubt, shall be equal to such Membership Interest multiplied by one (1) prior to and until the Effective Time) (in the case of (1)) or such share of Class B Common Stock (in the case of (2)) shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration and thereupon shall be retired and restored to the status of authorized but unissued shares of Class B Common Stock.

(ix) Company Conversion of Class B Common Stock. Immediately and automatically upon the earlier of (the “Effective Time”) (1) July 4, 2024 and (2) the date on which there are no amounts owed to any lender pursuant to the Credit Agreement, dated as of July 3, 2018, among DMSH, Digital Media Solutions, LLC (“DMS”), each of the affiliates of DMS party thereto as borrowers, each of

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the guarantors party thereto, each of the lenders thereunder, the other financial institutions party thereto and Monroe Capital Management Advisors LLC, as administrative agent for the lenders (as amended, supplemented or otherwise modified from time to time), each share of Class B Common Stock (the “Old Class B Common Stock”) shall, automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the “Reverse Split”), into a fraction of a share of the Corporation’s outstanding Class B Common Stock equal to the Conversion Ratio (the “New Class B Common Stock”), subject to the treatment of fractional interests as described below. Each holder, if any, of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Old Class B Common Stock (the “Old Certificates”), shall be entitled to receive, upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”) (or book-entries made in lieu thereof) representing the number of whole shares of the New Class B Common Stock into and for which the shares of the Old Class B Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, the Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of New Class B Common Stock in the appropriately reduced whole number of shares. No certificates or scrip representing fractional interests in New Class B Common Stock will be issued, and no such fractional interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. In lieu of any fraction of a share of New Class B Common Stock to which the holder would otherwise be entitled pursuant hereto (taking into account all shares of capital stock owned by such holder), the holder will receive cash, without interest, equal to the fair value of one share of Old Class B Common Stock multiplied by such fraction. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Class B Common Stock for which New Certificates (or book-entries made in lieu thereof) shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation’s transfer agent determines that a holder of Old Certificates has not surrendered all his, her or its certificates for exchange, the transfer agent shall carry forward any fractional interest until all certificates of that holder have been presented for exchange such that any New Class B Common Stock issued for fractional shares to any one holder shall not exceed the one share. If any New Certificate (or book-entries made in lieu thereof) is to be issued in a name other than that in which it was issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps to the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable. From and after the Effective Time, the amount of capital shall be represented by the shares of the New Class B Common Stock into which and for which the shares of the Old Class B Common Stock are reclassified, until thereafter reduced or increased in accordance with applicable law. All references in this Certificate of Incorporation, as it may be amended from time to time, to the “Class B Common Stock” shall, after the Effective Time, mean the “New Class B Common Stock.”

(x) Conversion of Class C Common Stock.

(1) Each holder of Class C Common Stock shall have the right, at such holder’s option, at any time, to convert all or any portion of such holder’s Class C Common Stock into shares of fully paid and non-assessable Class A Common Stock at the ratio of one (1) share of Class A Common Stock for one (1) share of Class C Common Stock so converted.

(2) Any such conversion may be effected by any holder of Class C Common Stock delivering written notice to the Corporation that such holder elects to convert all or a specified number of shares of Class C Common Stock into shares of Class A Common Stock, stating the name or names in which such holder desires the shares of Class A Common Stock to be issued and attaching the certificate or certificates, if any, representing the shares of Class C Common Stock to be converted for surrender to the Corporation and, if certificates representing any of the shares to be issued upon such conversion are to be issued in a name other than that of the holder of the share or shares of Class C Common Stock converted, accompanied by an instrument of transfer, in form satisfactory to the Corporation, duly executed by such holder or such holder’s duly authorized attorney. As promptly as

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practicable following such written notice and the surrender for conversion of a certificate or certificates representing shares of Class C Common Stock to be converted, if any, the Corporation shall issue to such holder a certificate or certificates (or book-entries made in lieu thereof) representing, the number of whole shares of Class A Common Stock issuable upon such conversion, in such name or names as such holder may have directed. The issuance of certificates (or book-entries made in lieu thereof) for, or registration on the stock transfer books of the Corporation of, shares of Class A Common Stock upon such a conversion shall be made without charge to the holders of the shares to be converted for any stamp or other similar stock transfer or documentary tax assessed in respect of such issuance. Any such conversion of shares shall be considered to have been effected immediately prior to the close of business on the date of the delivery of the notice and surrender of the certificate or certificates representing the shares of Class C Common Stock to be converted, if any. Upon the date any such conversion is deemed effected, all rights of the holder of the converted shares of Class C Common Stock as such holder shall cease (except as to matters for which the record date was prior to such conversion), and the person or persons in whose name or names the registration of, or certificate or certificates (or book- entries made in lieu thereof) representing, the shares of Class A Common Stock to be issued upon conversion of the shares of Class C Common Stock surrendered for conversion shall be treated for all purposes as having become the record holder or holders of the shares of Class A Common Stock issuable upon such conversion.

(3) The Corporation shall have the right, at the Corporation’s option, at any time from and after the Effective Time, to convert all or any portion of the Class C Common Stock into shares of fully paid and non-assessable Class A Common Stock at the ratio of one (1) share of Class A Common Stock for one (1) share of Class C Common Stock so converted by delivering written notice to the holders of Class C Common Stock, which conversion shall be effective automatically as of 9:00 a.m., New York City time, on the third (3rd) business day after the delivery of such notice.

(4) No fractional shares of Class A Common Stock shall be issued upon any conversion of the shares of Class C Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay to the holder cash equal to the Value (as defined in the DMSH LLC Agreement) of the fractional shares of Class A Common Stock.

(xi) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

C. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more classes or series, and to establish from time to time the number of shares to be included in each such class or series, and to fix for each such class or series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and included in a Preferred Stock Designation and as may be permitted by the DGCL, including without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices, (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series, (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Except as otherwise required by this Certificate of Incorporation or by applicable law, holders of a series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Preferred Stock Designation relating to such series of Preferred Stock).

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

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B. Election of directors need not be by ballot unless the Bylaws of the Corporation (as they may be amended from time to time, the “Bylaws”) so provide.

C. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Director Nomination Agreement by and among the Corporation, the Leo Investors Limited Partnership, a Cayman limited partnership (the “Leo Sponsor”), Clairvest Group Inc. (“Clairvest”) and Prism Data, LLC (“Prism”), dated as of July 15, 2020 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Director Nomination Agreement”), the number of directors which shall constitute the Board of Directors shall be not less than five (5) nor more than eleven (11). Subject to the rights of the holders of any series of Preferred Stock and the terms and conditions of the Director Nomination Agreement, the exact number of directors shall be fixed from time to time, within the limits specified herein, by the Board of Directors.

D. Except as the DGCL or the Director Nomination Agreement may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board of Directors, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship shall serve for a term expiring at the next annual meeting of stockholders and until his or her successor shall have been elected and qualified.

E. Any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the outstanding voting stock (as defined below) of the Corporation. Subject to the terms and conditions of the Director Nomination Agreement, in case the Board of Directors or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

F. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and, to the fullest extent permitted by law, any contract or act that shall be approved or be ratified by the affirmative vote of the holders of a majority of the total voting power of all of the then-outstanding shares of stock of the Corporation, which is represented in person or by proxy at such meeting and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy), shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

G. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation and to any Bylaws adopted from time to time by the stockholders; provided, however, that no Bylaw so adopted shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.

H. Notwithstanding the foregoing provisions of this Article FIFTH, any director elected pursuant to the right, if any, of the holders of Preferred Stock to elect additional directors under specified circumstances shall serve for such term or terms and pursuant to such other provisions as specified in the relevant Preferred Stock Designation.

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SIXTH:

A. Unless otherwise required by law, and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only (i) by a majority of the Board of Directors or the Chief Executive Officer of the Corporation or (ii) at any time when Prism, Clairvest and any of their respective affiliates (as defined below) (including any Affiliated Companies (as defined below) of Clairvest) (collectively, the “DMS Group”) collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Corporation, by the holders of a majority of the outstanding voting stock of the Corporation.

B. Subject to the rights of the holders of any series of Preferred Stock, at any time when the DMS Group collectively owns, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL and the Bylaws; provided that, from and after the first date that the DMS Group ceases to collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation shall be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

SEVENTH: To the fullest extent permitted by the DGCL, a person who serves as a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

EIGHTH: Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the General Corporation Law of Delaware, this Certificate of Incorporation or the Bylaws (each, as in effect from time to time), or (D) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing, otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article EIGHTH with respect to any current or future actions or claims.

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NINTH: A. The Corporation elects not to be governed by Section 203 of the DGCL.

B. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless (i) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons (as defined below) who are directors and also officers of the Corporation and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock which is not owned by the interested stockholder.

C. Solely for purposes of this Article NINTH, unless otherwise indicated:

(i) “affiliate” means, whenever used in this Certificate of Incorporation (whether in this Article NINTH or otherwise), a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii) “Affiliated Company” or “Affiliated Companies” means, whenever used in this Certificate of Incorporation (whether in this Article NINTH or otherwise), any affiliate or associate of the Leo Sponsor or Clairvest, any funds advised by the Leo Sponsor or Lion Capital LLP or Clairvest (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation), and any affiliate or associate of, or funds managed by any affiliate of the Leo Sponsor or Clairvest.

(iii) “associate” means, when used to indicate a relationship with any person, (1) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock, (2) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity and (3) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iv) “business combination” means, when used in reference to the Corporation and any interested stockholder of the Corporation,

(1) any merger or consolidation of the Corporation (other than a merger effected pursuant to Sections 253 or 267 of the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation with (a) the interested stockholder or (b) any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and, as a result of such merger or consolidation, Clause (B) of this ARTICLE NINTH is not applicable to the surviving entity;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have

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an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all of the outstanding stock (as defined below) of the Corporation;

(3) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except pursuant to (a) the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (b) a merger under Section 251(g), 253 or 267 of the DGCL, (c) a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such, (d) an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders of said stock or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under subclauses (c)-(e) of this Clause (C)(iv)(3) of this Article NINTH shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation;

(4) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(5) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees or pledges (other than those expressly permitted in clauses (1)-(4) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(v) “control” (including the terms “controlling,” “controlled by” and “under common control with”) means, whenever used in this Certificate of Incorporation (whether in this Article NINTH or otherwise), the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this ARTICLE NINTH, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(vi) “Excluded Holder” means (1) any of the Leo Sponsor, Clairvest, and any Affiliated Company, (2) any person that acquires, directly or indirectly from any person included in clause (1) of this definition of Excluded Holder, or from any other Excluded Holder, at least 15% of the Corporation’s outstanding voting stock, (3) any successors of any person included in clause (1) or (2) of this definition of Excluded Holder and (4) any “group” of which any person included in clauses (1), (2) or (3) of this definition is a part under Rule 13d-5 of the Exchange Act.

(vii) “interested stockholder” means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that is (1) the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation or (2) an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such

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person; provided, however, that the term “interested stockholder” shall not include (a) any Excluded Holder or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that with respect to clause (b), such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(viii) “owner” (including the terms “own” and “owned”) means, when used with respect to any stock, a person that individually or with or through any of its affiliates or associates: (1) beneficially owns such stock, directly or indirectly; (2) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or (3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of clause (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(ix) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(x) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(xi) “voting stock” means, whenever used in this Certificate of Incorporation (whether in this Article NINTH or otherwise), with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock in this Certificate of Incorporation shall refer to such percentage of the votes of such voting stock.

D. The restrictions contained in this Article NINTH shall not apply if:

(i) a stockholder becomes an interested stockholder inadvertently and (1) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (2) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

(ii) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (1) constitutes one of the transactions described in the second sentence of this clause (D)(ii) of this Article NINTH, (2) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors and (3) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to

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succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to a (a) merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (b) sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (c) proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than twenty (20) days’ notice to all interested stockholders prior to the consummation of any of the transactions described in subclauses (a) or (b) of the second sentence of this Clause (D)(ii) of this Article NINTH; or

(iii) the Corporation does not have a class of voting stock that is (1) listed on a national securities exchange or (2) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder.

TENTH: A. The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to any of the Corporation’s directors (other than directors that are employees of the Corporation or any of its subsidiaries) in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations such directors may have as of the date of this Certificate of Incorporation or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors of the Corporation (other than directors that are employees of the Corporation or any of its subsidiaries) unless such corporate opportunity is offered to such person solely in his or her capacity as a director of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

B. Without limiting the foregoing, to the extent permitted by applicable law, each of the stockholders and directors of the Corporation, their respective affiliates and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as directors or officers of the Corporation (other than the Corporation and its subsidiaries and other than directors that are employees of the Corporation or any of its subsidiaries) (each, an “Exempted Person”) shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, except as otherwise expressly provided in any agreement entered into between the Corporation and such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the industry in which the Corporation operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, no Exempted Person shall be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, or uses such knowledge and understanding in the manner described herein, in each case, except (i) as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person and (ii) for such opportunities offered to a person solely in his or her capacity as a director or officer of the Corporation. In addition to and notwithstanding the foregoing, a

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corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy. Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of the provisions of this Article TENTH.

C. Any alteration, amendment, addition to or repeal of this Article TENTH shall require the affirmative vote of at least eighty percent (80%) of the outstanding voting stock of the Corporation. Neither the alteration, amendment, addition to or repeal of this Article TENTH, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this Article TENTH, shall eliminate or reduce the effect of this Article TENTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article TENTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws or applicable law.

ELEVENTH: The Bylaws may be amended, altered, changed or repealed, in whole or in part, either (A) by the affirmative vote of a majority of the entire Board of Directors (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board of Directors) or (B) without the approval of the Board of Directors, by the affirmative vote of the holders of a majority of the outstanding voting stock of the Corporation.

TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to the right reserved in this Article TWELFTH; provided, however, that the following provisions may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock of the Corporation, voting together as a single class: Articles FIFTH, SIXTH, SEVENTH, NINTH, ELEVENTH and TWELFTH; provided, further, that Article TENTH may only be amended as set forth therein; provided, further, that, as long as there are any shares of Class B Common Stock issued and outstanding, the existence of the Class A Common Stock and the Class B Common Stock, and the rights, preferences and privileges conferred upon the holders of Class A Common Stock and Class B Common Stock in Article SECOND, including those related to the Redemption Right and the Exchange Option, may not be amended, altered, repealed or rescinded, in whole or in part, or any provision inconstant therewith or herewith may be adopted, only by the unanimous affirmative vote of all of the holders of the Class B Common Stock.

THIRTEENTH: The name and mailing address of the incorporator of this Corporation is:

Simon Brown

c/o Leo Investors Limited Partnership

21 Grosvenor Place

London SWIX 7HF

United Kingdom

FOURTEENTH: When the terms of this Certificate of Incorporation or the Bylaws refer to a specific agreement (including, for the avoidance of doubt, the Director Nomination Agreement) or other document (including, for the avoidance of doubt, the Bylaws) or a decision by anybody or person that determines the meaning or operation of a provision hereof or thereof, the Secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the

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Corporation and a copy thereof shall be provided free of charge to any shareholder who makes a request therefor. In the event that the provisions of this Certificate of Incorporation and the Director Nomination Agreement conflict, the provisions of the Director Nomination Agreement shall take precedence over this Certificate of Incorporation.

FIFTEENTH: If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this fifteenth day of July, 2020.

By:	/s/ Simon Brown
	Name:	Simon Brown

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Exhibit 3.2

BYLAWS

OF

DIGITAL MEDIA SOLUTIONS, INC.

ARTICLE I

OFFICES

1.1 Registered Office. The registered office of Digital Media Solutions, Inc., a Delaware corporation (the “Corporation”) in the State of Delaware shall be established and maintained at 1209 Orange Street, Wilmington, Delaware 19801, and The Corporation Trust Company shall be the registered agent of the corporation in charge thereof.

1.2 Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1 Place of Meetings. All meetings of the stockholders shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof; provided that the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 2.12.

2.2 Annual Meetings.

(a) The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Bylaws (the “Bylaws”). Except as otherwise required by law, written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the annual meeting.

(b) To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors or (iii) otherwise properly brought before the annual meeting by a stockholder who is a stockholder of record on the date of the giving of the notice required by this Section 2.2 and on the record date for the determination of stockholders entitled to vote at such annual meeting and who complies with the notice procedures in this Section 2.2. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. For purposes of this Section 2.2, the 2020 annual meeting of stockholders shall be deemed to have been held on July 14, 2020. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c) To be in proper written form, a stockholder’s notice to the Secretary shall set forth (i) as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (2) any material interest of the stockholder in such business, (3) a description of all arrangements or understandings between or among the stockholder or any Stockholder Associated Person and any other person or entity (including their names) in connection with the proposal of such business by the stockholder and any material interest of the stockholder, any Stockholder Associated Person or such other person or entity in such business, and (4) a representation as to whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to the holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the proposal or otherwise to solicit proxies or votes from stockholders in support of the proposal; and (ii) as to the stockholder giving the notice (1) the name and address of the stockholder as they appear on the Corporation’s books, (2) the name and address (if different from the Corporation’s books) of the stockholder, (3) the name and address of any Stockholder Associated Person, (4) the class, series and number of shares of capital stock of the Corporation which are directly or indirectly held of record or beneficially owned by the stockholder or by any Stockholder Associated Person, (5) a description of any Derivative Positions directly or indirectly held or beneficially held by the stockholder or any Stockholder Associated Person, (6) whether and to the extent to which a Hedging Transaction has been entered into by or on behalf of such stockholder or any Stockholder Associated Person, (7) a representation that the stockholder is a stockholder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (8) any other information related to the stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies or consents (even if a solicitation is not involved) by such stockholder or Stockholder Associated Person in support of the business proposed to be brought before the meeting pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules, regulations and schedules promulgated thereunder.

(d) A stockholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.2 shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the annual meeting.

(e) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 2.2. The Chairman or person presiding at an annual meeting, as applicable, shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Section 2.2, and if such person should so determine, such person shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

(f) As used in these Bylaws: “Stockholder Associated Person” means, with respect to any stockholder, (i) any person controlling, directly or indirectly, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder, (iii) any person directly or indirectly controlling, controlled by or under common control with such Stockholder Associated Person or (iv) any person who is an “associate” (as such term is defined in Rule 12b-2 under the

Exchange Act) of such stockholder; “Derivative Positions” means, with respect to any stockholder or any Stockholder Associated Person, any derivative positions including, without limitation, any short position, profits interest, option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise and any performance-related fees to which such stockholder or any Stockholder Associated Person is entitled, based, directly or indirectly, on any increase or decrease in the value of shares of capital stock of the Corporation; and “Hedging Transaction” means, with respect to any stockholder or any Stockholder Associated Person, any hedging or other transaction (such as borrowed or loaned shares) or series of transactions, or any other agreement, arrangement or understanding, the effect or intent of which is to increase or decrease the voting power or economic or pecuniary interest of such stockholder or any Stockholder Associated Person with respect to the Corporation’s securities.

2.3 Special Meetings. Special meetings of the stockholders, for any purpose or purposes, may only be called in accordance with, and by the person or persons set forth in, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”). Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

2.4 Quorum. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.5 Organization. The Chairman of the Board of Directors shall act as chairman of meetings of the stockholders. The Board of Directors may designate any other officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any stockholders meeting in the absence of the Chairman of the Board of Directors and such designee. The Chairman of the Board of Directors may be removed as Chairman at any time by the affirmative vote of a majority of the Board of Directors. The Secretary of the Corporation or an Assistant Secretary shall act as secretary of all meetings of the stockholders, but in the absence of the Secretary the person presiding at the meeting may appoint any other person to act as secretary of any meeting.

2.6 Voting. Unless otherwise required by law, the Certificate of Incorporation, the Director Nomination Agreement (as defined in the Certificate of Incorporation) or these Bylaws, any matter (other than the election of directors) brought before any meeting of stockholders shall be decided by the affirmative vote of the holders of a majority of the voting power of the capital stock present in person or represented by proxy and entitled to vote thereon. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation. Each stockholder entitled to vote at a meeting of stockholders may authorize any person or persons to act for him or her by proxy. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the Chairman of the Board or such other person presiding at a meeting of stockholders, in the Chairman’s or such other person’s discretion, as applicable, may require that any votes cast at such meeting shall be cast by written ballot.

2.7 Voting List. The officer of the Corporation who has charge of the stock ledger of the Corporation shall, at least ten (10) days before every meeting of stockholders, prepare and make a complete list of stockholders entitled to vote at any meeting of stockholders; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in his or her name. Such list shall be open to the examination of any stockholder for a period of at least ten (10) days prior to the meeting in the manner provided by law. A stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

2.8 Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the list required by Section 2.8, or to vote in person or by proxy at any meeting of stockholders.

2.9 Adjournment. Any meeting of the stockholders (whether or not a quorum is present), including one at which directors are to be elected, may be adjourned or postponed from time to time by the Chairman or person presiding at the meeting or the stockholders, without the need for approval thereof by stockholders to reconvene or convene, respectively at the same or some other place. Notice need not be given of any such adjourned or postponed meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned or postponed meeting are announced at the meeting at which the adjournment is taken or, with respect to a postponed meeting, are publicly announced.

2.10 Ratification. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and, to the fullest extent permitted by law, any contract or act that shall be approved or be ratified by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

2.11 Inspectors. In advance of any meeting of the stockholders, the Corporation shall appoint one or more inspectors to act at the meeting and make a written report thereof, and the election of directors and any vote by ballot at any meeting of the stockholders shall be supervised by at least one such appointed inspector. If the inspector so appointed shall refuse to serve or shall not be present, a replacement appointment shall be made by the Chairman or person presiding at the meeting.

2.12 Meetings by Means of Conference Telephone. To the fullest extent permitted by law, stockholders may participate in a meeting of the stockholders by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.12 shall constitute presence in person at such meeting.

ARTICLE III

DIRECTORS

3.1 Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. Subject to the Director Nomination Agreement and the Certificate of

Incorporation, the number of directors which shall constitute the Board of Directors shall be not less than five (5) nor more than eleven (11). Subject to the Director Nomination Agreement and the Certificate of Incorporation, the exact number of directors shall be fixed from time to time, within the limits specified in this Section 3.1 or in the Certificate of Incorporation, by the Board of Directors. Directors need not be stockholders of the Corporation.

3.2 Election; Term of Office; Resignation; Removal; Vacancies. Each director shall serve for a term expiring at the next annual meeting following such director’s election and shall hold office until such director’s successor is elected and qualified, or such director’s earlier resignation, removal from office or death. Unless otherwise provided in the Certificate of Incorporation or the Director Nomination Agreement, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall serve for a term expiring at the next annual meeting and shall hold office until such director’s successor is elected and qualified, or such director’s earlier resignation, removal from office or death.

3.3 Advance Notification of Nomination of Directors.

(a) Subject to the Director Nomination Agreement, nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting (i) by or at the direction of the Board of Directors (or any duly authorized committee or persons thereof) or (ii) by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who is a stockholder of record on the date of the giving of the notice required by this Section 3.3 and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 3.3; provided, that, for the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations (other than nominees included in the Corporation’s proxy materials pursuant to the Director Nomination Agreement).

(b) In addition to any other applicable requirements, such nominations by any stockholder (other than any stockholder entitled to nominate a director pursuant to a Director Nomination Agreement) shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (i) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs (provided, further, that for purposes of this Section 3.3, the 2020 annual meeting of stockholders shall be deemed to have been held on July 14, 2020); and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

(c) Such stockholder’s notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class, series and number of shares of capital stock of the Corporation which are directly or indirectly held of record or beneficially owned by the person, (4) the date such shares were acquired and the investment intent of such acquisition, and (5) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Exchange Act; and (ii) as to the stockholder giving the notice (1) the name and address of the stockholder as they appear on the Corporation’s books, (2) the name and address (if different from the Corporation’s books) of the stockholder, (3) the name and address of any Stockholder Associated Person, (4) the class or series and number of shares of stock of the Corporation which are directly or indirectly held of record or beneficially owned by such stockholder or by any Stockholder Associated Person, (5) a description of any Derivative Positions directly or indirectly held or beneficially held by the stockholder or any Stockholder Associated Person, (6) whether and the extent to which a Hedging Transaction has been entered into by or on behalf of such stockholder or any Stockholder Associated Person, (7) a description of all arrangements or understandings (including financial transactions and direct or indirect compensation) between or among such stockholder or any Stockholder Associated Person and each proposed nominee and any other person or entity (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (8) a representation that such stockholder is a holder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (9) any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies or consents for a contested election of directors (even if an election contest or proxy solicitation is not involved), or otherwise required, pursuant to Section 14 of the Exchange Act, and the rules, regulations and schedules promulgated thereunder and (10) a representation as to whether such stockholder or any Stockholder Associated Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to the holders of a sufficient number of the Corporation’s outstanding shares reasonably believed by the stockholder or any Stockholder Associated Person, as the case may be, to elect each proposed nominee or otherwise to solicit proxies or votes from stockholders in support of the nomination.

(d) A stockholder providing notice of nomination to be made at an annual meeting or special meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 3.3 shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting or special meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the annual meeting or special meeting.

(e) The Corporation may require any proposed nominee (other than nominees included in the Corporation’s proxy materials pursuant to the Director Nomination Agreement) to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(f) Subject to the Director Nomination Agreement, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The Chairman or other person presiding at an annual meeting or a special meeting, as applicable, shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded. In no event shall any adjournment or postponement of an annual meeting or special meeting, or the announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above.

3.4 Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware, or solely by means of electronic communication in accordance with Section 141(i) of the DGCL. The first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the meeting of the stockholders at which it is elected and no notice of such meeting shall be necessary to the directors in order to legally constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. At all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. Unless by express provision of an applicable law, the Certificate of Incorporation or these Bylaws a different vote is required, the vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. At any meeting of the

Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may, to the fullest extent permitted by law, adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.5 Organization of Meetings. Subject to the Director Nomination Agreement, the Board of Directors shall elect one of its members to be Chairman of the Board of Directors. The Chairman of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these Bylaws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors. Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the Chief Executive Officer, or in the absence of the Chairman of the Board of Directors and the Chief Executive Officer by such other person as the Board of Directors may designate or the members present may select.

3.6 Actions of Board of Directors Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

3.7 Removal of Directors by Stockholders. Any director may be removed by the stockholders only in accordance with the Certificate of Incorporation.

3.8 Resignations. Any director may resign at any time by submitting his or her written resignation to the Board of Directors or Secretary of the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

3.9 Committees. Subject to the Director Nomination Agreement, the Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Subject to the Director Nomination Agreement, in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided by law and in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.10 Compensation. The directors may be paid their reasonable, documented out-of-pocket expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed amount (in cash or other form of consideration) for attendance at each meeting of the Board of Directors and any other meetings or events attended on behalf of the Corporation at the Corporation’s request or a stated salary as a director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.11 Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if (a) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (b) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

3.12 Meetings by Means of Conference Telephone. Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.12 shall constitute presence in person at such meeting.

ARTICLE IV

OFFICERS

4.1 General. The officers of the Corporation shall be elected by the Board of Directors and may consist of: a Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect a Chairman of the Board (who must be a director), one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.

4.2 Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

4.3 Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any entity in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

4.4 Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence or disability of the Chairman of the Board, or if there be none, the Chief Executive Officer shall preside at all meetings of the stockholders and, provided the Chief Executive Officer is also a director, at all meetings of the Board of Directors.

4.5 Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer or Assistant Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

4.6 Vice Presidents. At the request of the Chief Executive Officer or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the Chief Executive Officer or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

4.7 Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose. The Secretary shall also perform like duties for the standing committees when required. The Secretary (or any Assistant Secretary) shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

4.8 Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. The Treasurer shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.9 Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

4.10 Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his or her disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.11 Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or any Vice President of the Corporation may prescribe.

4.12 Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

4.13 Vacancies. The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

4.14 Resignations. Any officer may resign at any time by submitting his or her written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.15 Removal. Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

ARTICLE V

CAPITAL STOCK

5.1 Shares of Stock. Except as otherwise provided in a resolution approved by the Board of Directors, all shares of capital stock of the Corporation shall be uncertificated shares.

5.2 Signatures. To the extent any shares are represented by certificates, any or all of the signatures on a stock certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

5.3 Lost Certificates. The Board of Directors may direct a new stock certificate or certificates or uncertificated shares to be issued in place of any stock certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issuance of a new stock certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4 Fixing Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If the Board does not fix a record date for any meeting of the stockholders, the record date for determining stockholders entitled to notice and to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice of such meeting is given, or, if notice is waived, the close of business on the day next preceding the day on which the meeting is held.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or the stockholders entitled to exercise any rights in connection with any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.5 Registered Stockholders. Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

5.6 Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

ARTICLE VI

NOTICES

6.1 Form of Notice. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

6.2 Waiver of Notice. Whenever any notice is required to be given under the provisions of law or the Certificate of Incorporation or by these Bylaws of the Corporation, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1 To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a person who serves as a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 7.1 shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

7.2 To the fullest extent permitted by law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including a subsidiary of the Corporation) (any person in such a position, an “Indemnified Person”), whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director or officer of the Corporation or in any other capacity while serving as a director or officer of the Corporation, against expenses (including attorneys’ fees), judgments, fines, losses and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if such Indemnified Person acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnified Person’s conduct was unlawful; provided, however, that, except as provided in Section 7.9 of these Bylaws with respect to proceedings to enforce rights to indemnification or advancement, the Corporation shall indemnify any such Indemnified Person in connection with a proceeding (or part thereof) initiated by such Indemnified Person only if such proceeding (or part thereof) was authorized by the Board of Directors. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

7.3 The Corporation hereby acknowledges that an Indemnified Person may have certain rights to other indemnification, advancement of expenses and/or insurance from persons other than the Corporation (collectively, the “Other Indemnitors”). The Corporation hereby agrees that with respect to any and all expenses (including attorneys’ fees), judgments, fines, losses and amounts paid in settlement arising by reason of the fact that such Indemnified Person is or was an Indemnified Person, (a) that the Corporation is the indemnitor of first resort (i.e., its obligations to an Indemnified Person are primary and any obligation of the Other Indemnitors to advance expenses, provide indemnification or otherwise pay for the same amounts incurred by such Indemnified Person are secondary), (b) that the Corporation shall be required to advance the full amount of expenses incurred by an Indemnified Person in accordance with this Article VII and shall be liable for the full amount of all amounts to the extent legally permitted and as required by the terms of these Bylaws (or any other agreement between the Corporation and an Indemnified Person), without regard to any rights an Indemnified Person may have against the Other Indemnitors, and (c) that the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification or advancement from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Corporation. The Corporation and each Indemnified Person agree that the Other Indemnitors are express third party beneficiaries of the terms of this Article VII.

7.4 Expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding referenced in Section 7.12 shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. The rights to indemnification and advancement of expenses conferred by this Section 7.4 shall be contract rights and such rights shall continue as to an Indemnified Person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators.

7.5 For purposes of any determination under this Article VII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 7.5 not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in this Article VII.

7.6 Any repeal or amendment of this Article VII or by changes in law, or the adoption of any other provision of the Certificate of Incorporation or these Bylaws inconsistent with this Article VII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification or advancement rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of or related to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

7.7 The indemnification and advancement of expenses provided by, or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

7.8 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was an Indemnified Person against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VII.

7.9 If a claim under Section 7.2 or 7.4 of these Bylaws is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnified Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses, the Indemnified Person shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnified Person to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnified Person to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses, the Corporation shall be entitled to recover such expenses only upon a final adjudication that, the Indemnified Person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnified Person is proper in the circumstances because the Indemnified Person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnified Person has not met such applicable standard of conduct, shall create a presumption that the Indemnified Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnified Person, be a defense to such suit. In any suit brought by the Indemnified Person to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses, the burden of proving that the Indemnified Person is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

7.10 For purposes of this Article VII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service which imposes duties on, or involves services by, the Indemnified Person with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

7.11 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to a person who has ceased to be an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.12 The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of Indemnified Persons.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Reliance on Books and Records. Each Director, each member of any committee designated by the Board of Directors, and, to the fullest extent permitted by law, each officer of the Corporation, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

8.2 Inspection by Directors. Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director.

8.3 Dividends. Subject to the provisions of the Certificate of Incorporation, if any, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

8.4 Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

8.5 Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors. If the Board of Directors shall fail to do so, the Chief Executive Officer shall fix the fiscal year.

8.6 Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

8.7 Amendments. Subject to the Director Nomination Agreement, the original or other Bylaws may be adopted, amended or repealed by the affirmative vote of (a) the holders of a majority of the voting power of the shares entitled to vote thereon at any regular or special meeting, or (b) if the Certificate of Incorporation so provides, a majority of the entire Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal these Bylaws.

8.8 Interpretation of Bylaws. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the DGCL, as amended, and as amended from time to time hereafter. In the event that the provisions of these Bylaws and the Director Nomination Agreement conflict, the provisions of the Director Nomination Agreement shall take precedence over these Bylaws.

8.9 Entire Board of Directors. As used in this Article VIII and in these Bylaws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

Exhibit 4.1

CLASS A COMMON STOCK	CLASS A COMMON STOCK
PAR VALUE $0.0001
SEE REVERSE FOR
Certificate	CERTAIN
Number	DEFINITIONS
CUSIP 25401G 106

DIGITAL MEDIA SOLUTIONS, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

This Certifies that                                                                                                                                                 is the owner of                                                                                                                                                                                                         .

FULLY PAID AND NON-ASSESSABLE SHARES OF CLASS A COMMON STOCK OF

Digital Media Solutions, Inc. (hereinafter called the “Company”), transferable on the books of the Company in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby, are issued and shall be held subject to all provisions of the Certificate of Incorporation and Bylaws of the Company (copies of which are on file with the Company and with the Transfer Agent), to all of which each holder, by acceptance hereof, assents.

This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar.

Witness the seal of the Company and the facsimile signatures of its duly authorized officers.

Secretary
	[Corporate Seal]	DATED
Delaware
Chief Executive Officer

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to the applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT	—	Custodian

TEN ENT	—	as tenants by the entireties			(Cust) (Minor)

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common			under Uniform Gifts to Minors
Act
(State)

UNIF TRF MIN ACT Custodian (until age )
Under the Uniform Transfer to Minors Act
			(Minor)		(State)

For value received,                  hereby sells, assigns and transfers unto

(PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER(S) OF ASSIGNEE(S))

(PLEASE PRINT OR TYPEWRITE NAME(S) AND ADDRESS(ES), INCLUDING ZIP CODE, OF ASSIGNEE(S))

Shares of the Class A Common Stock represented by the within Certificate, and do hereby irrevocably constitutes and appoints

Attorney to transfer the said stock on the books of the within named Company with full power of substitution in the premises.

Dated:

NOTICE: THE SIGNATURE(S) TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature(s) Guaranteed:
By

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

Exhibit 4.2

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR

TO THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

LEO HOLDINGS CORP.

A Delaware corporation

CUSIP 25401G 114

Warrant Certificate

This Warrant Certificate certifies that                  , or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase shares of Class A common stock, $0.0001 par value (“Ordinary Shares”), of Leo Holdings Corp., a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Ordinary Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each Warrant is initially exercisable for one fully paid and non-assessable Ordinary Share. The number of Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per Ordinary Share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

LEO HOLDINGS CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[REVERSE]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Ordinary Shares and are issued or to be issued pursuant to an Amended and Restated Warrant Agreement dated as of July 15, 2020 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Ordinary Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.